UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2013

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191, 1-35591	13-4063515
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On April 1, 2013, BGC Partners, Inc. (the “Company,” “BGC Partners” or “BGC”) agreed to sell its on-the-run, electronic benchmark U.S. Treasury platform (the “Purchased Assets”) to The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) (the “Expected Transaction”). On May 13, 2013, BGC received notice of regulatory approval with respect to the Expected Transaction under the Hart-Scott-Rodino Antitrust Improvements Act. The total consideration is expected to be up to $1.234 billion, consisting of $750 million in cash, plus an earn-out of up to $484 million in NASDAQ OMX common stock to be paid ratably over 15 years, provided that NASDAQ OMX – as a whole – produces at least $25 million in gross revenues each year. Due to the low annual earn-out hurdle in comparison to the historical revenues of NASDAQ OMX, BGC expects to receive the entire share earn-out, which is approximately $32.3 million per year. The Company currently anticipates the Expected Transaction to close in the middle of 2013.

The accompanying unaudited pro forma condensed consolidated financial information gives effect to the Expected Transaction in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”). For the year ended December 31, 2012, the Purchased Assets generated approximately $99.0 million in revenues. Including the $32.3 million expected earn-out, BGC’s pro forma revenues for 2012 would have been reduced by $66.7 million, and consolidated net income would have been reduced by $16.5 million. As required by SEC rules, the pro forma results do not reflect any actions by the Company as a consequence of the transaction (including any cost reduction programs), nor do they reflect any income generated from the use of the cash proceeds from the sale.

Following the closing, BGC will continue to invest in its other fully electronic trading, market data, and software businesses (“technology-based products”), including other U.S. Treasury-related products, as well as non-U.S. government bonds, interest rate derivatives, credit products and foreign exchange products. For the year ended December 31, 2012, these higher-margin retained technology-based products generated $78.0 million in revenues and increased at a compounded annual rate of approximately 27% from 2010 to 2012. On the same basis, BGC’s remaining technology-based revenues increased by 11.2% to $22.7 million year-over-year in the three months ended March 31, 2013. The Company believes these higher margin businesses will continue to deliver strong growth. The Company believes that the NASDAQ OMX transaction is a strong demonstration to its stockholders and employee-partners of the value of converting a significant portion of its pipeline of more than $1.0 billion per year in voice and hybrid financial brokerage revenues to higher multiple fully electronic trading.

With respect to use of proceeds, the Company’s objective is to increase both stockholder and bondholder value. In addition to the above, the Company intends to use the proceeds to make accretive acquisitions and invest in organic growth in both its Financial Services and Real Estate Services segments, repurchase common shares or partnership units, and/or repay debt. The Company does not expect to pay a one-time special dividend, but does expect to maintain its regular $0.12 per share quarterly common stock dividend for the foreseeable future.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this report regarding BGC Partners that are not historical facts are forward-looking statements that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual events and results to differ from those contained in the forward-looking statements, see BGC’s SEC filings, including, but not limited to, the risk factors set forth in its public filings, including its most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings. These risks include those related to the possibility that the Expected Transaction does not close in a timely manner or at all; the possibility that any conditions to completion of the Expected Transaction are not satisfied; the possibility that any of the anticipated benefits of the Expected Transaction will not be realized; the effect of the Expected Transaction on BGC’s business relationships, operating results and business generally; general competitive, economic, political and market conditions and fluctuations; and actions taken or conditions imposed by regulatory authorities.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial information specified in Article 11 of Regulation S-X is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(d)  Exhibits

99.1	Unaudited pro forma condensed consolidated financial information:

•	Unaudited pro forma condensed consolidated statement of financial condition as of March 31, 2013.

•	Unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2012 and for the three months ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: May 24, 2013	By:	/S/ HOWARD W. LUTNICK
	Name:	Howard W. Lutnick
	Title:	Chairman and Chief Executive Officer

[Signature page to Form 8-K, filed on May 24, 2013, regarding the Company’s pro forma information with respect to the Expected Transaction with The NASDAQ OMX Group, Inc.]

EXHIBIT INDEX

Exhibit Number	Exhibit Title

99.1	Unaudited pro forma condensed consolidated financial information:

•	Unaudited pro forma condensed consolidated statement of financial condition as of March 31, 2013.

•	Unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2012 and for the three months ended March 31, 2013.